Exhibit 10.1

September 26, 2023

PickleJar Holdings, Inc.

Attention:	Jeffrey James
Chief Executive Officer

Mr. James:

Yuengling's Ice Cream Corporation ("Buyer") and PickleJar Holdings, Inc. ("Seller") entered into that certain letter of intent dated August 23, 2023 (the "Original LOI"). By executing below, the Parties agree to a terminate the Original LOI, the Original LOI shall thereafter be null, void and of no effect, and the Original LOI shall be replaced entirely with the following Memorandum of Understanding ("MOU").

Buyer submits this MOU to Seller regarding the proposed acquisition (the "Transaction") of all or substantially all the assets of Seller (the"Assets") in accordance with the preliminary terms and conditions proposed in this MOU, including the Term Sheet attached hereby as "Attachment A" (the "Term Sheet"). Buyer and Seller together are defined as "Parties" and individually, as a "Party".

1.	Definitive and Collateral Agreements. The Parties shall endeavor to incorporate the terms and conditions expressed in this Letter in a mutually acceptable definitive agreement, which provides for a simultaneous signing and closing (together, the "Definitive Agreement"). Other closing agreements to give effect to arrangements collateral to the Transaction shall be negotiated by the Parties concurrently with the negotiation of the Definitive Agreement.

2.	Confidentiality. The existence and contents of this MOU and the Term Sheet, and terms and negotiations regarding the Transaction, are intended to be confidential. None of the Parties shall discuss with or disclose to any third party the existence or contents of this MOU or Term Sheet or the discussions of the Parties regarding a potential transaction, except (i) with the express prior written consent of the other Party, (ii) as required by law, (iii) with such Party's directors, members, officers, employees, attorneys, lenders (and in the case of Buyer, its prospective lenders and other sources of capital), accountants, or advisors (collectively, "Representatives") directly and solely for the purpose of evaluating and consummating the Transaction, including taking the actions contemplated by this MOU, and (iv) disclosures by the Seller to their members; provided, however, that each Party shall be responsible for any breach of the confidentiality provisions of this paragraph 2 by its Representatives and/or equity holders.

3.	Announcements. Following the closing of the Transaction (the "Closing"), the Parties in their mutual agreement may make a public announcement regarding the Transaction.

4.	Expenses. Each Party will be responsible for their own legal and accounting fees and other out of-pocket costs and expenses related to the negotiation, due diligence, documentation and closing of the Transaction.

5.

No Shop/Exclusivity. Each Party agrees that neither it, nor any of its equity holders or representatives shall, directly or indirectly, through affiliates or otherwise, enter into or conduct or participate in discussions, or furnish information to, any other person, or solicit or initiate or continue any negotiations, proposals or offers of any kind with respect to a sale of the Assets or any other transaction which would prevent or impede the completion of the Transaction.

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6.	Representations. Warranties and Indemnities. In the Definitive Agreement, among other customary terms and conditions, Buyer will provide representations, warranties and indemnities covering title to the stock, authority to enter into, and the enforceability of the Definitive Agreements against Buyer. The Seller shall provide representations, indemnities and warranties as are customary in this type of transaction. The final form of all representations, warranties and indemnities will be subject to the approval of legal counsel to the Parties.

7.	Closing. The Parties will close the transaction on or before November 15, 2023, unless the Parties agree to a later date, in order to complete audits or other necessary matters, agreement shall not be unreasonably withheld (the "Closing Date"). Each Party acknowledges and agrees that this MOU and the Closing of the Transaction are binding.

8.	Due Diligence: Access to Personnel. Books and Records. Buyer and Seller agree that due diligence is substantially complete.

9.	No Oral Agreements. Subject to the foregoing, this MOU sets out the understanding of the Parties, and there are no other written or oral agreements or understandings among the Parties and no agreement shall be deemed entered into as a result of the course of conduct of either Party. No modification or amendment to this MOU may be made except by an instrument in writing signed by duly authorized officers or agents of all of the Parties executing this MOU.

10.	Conditions to Closing. The closing of this Transaction shall be subject to satisfaction of customary conditions to closing.

11.	Governing Law. This MOU will be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict of law provisions that would render the law of another jurisdiction applicable. The parties agree that any disputes regarding this MOU shall be subject to the exclusive jurisdiction of the state and federal courts located in Atlanta, Fulton County, Georgia.

12.	Counterparts. This MOU may be executed in one or more counterparts, including by electronic means and by email in portable document format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Attachment A

Term Sheet

Buyer	Yuengling's Ice Cream Corporation ("Buyer" or the "Company")

Seller	PickleJar Holdings, Inc. ("Seller")

Transaction	Acquisition of all or substantially all the assets of Seller (the "Assets") in exchange for 90.5% of the issued and outstanding Series A Preferred Stock (the "Stock") the Company.

Signing Date

On the date the Parties sign this MOU, Seller shall deliver $63,500 by wire transfer of immediately available U.S. dollars to an account specified by Buyer for Buyer's legal fees and to extinguish that certain Promissory Note dated June 1, 2023, by and between Device Corporation and the Company in the original principal amount of $40,675, as well as the reimbursement for retiring the 1800 Diagonal Lending LLC note and other costs related to this transaction".

Closing Date	The Parties will close the transaction on or before November 15, 2023, unless the Parties agree to a later date, in order to complete audits or other necessary matters, agreement shall not be unreasonably withheld (the "Closing Date").

Consideration

On the Closing Date, Buyer shall deliver to Seller shares of the Series A Convertible Preferred Stock of the Company constituting 90.5% of the issued and outstanding Series A Convertible Preferred Stock of the Company (the "Stock Consideration").

On the Closing Date, Seller shall (i) deliver the Assets to the Company pursuant to a mutually agreeable Bill of Sale and Assignment Agreement.

On the Closing Date, the Parties will cause the Company to file a "Super 8-K" in form and substance mutually agreeable to the Parties.

Resignations/ Appointments	On the Closing Date, Everett M. Dickson, as sole director, will appoint one or more designees of Seller as officers and directors of the Company, and resign as a director and cause the other officers of the Company to resign contemporaneously in the same resolutions.

Consulting Letter Agreement

The Company and Everett M. Dickson shall enter into a mutually agreeable Agreement, whereby Mr. Dickson shall support the Company with respect to the Company's Form S-1, Reg A. and periodic filings, as well as advisory roles mutually agreed by the Company and Mr. Dickson.

Indemnities	The Parties reps and warranties in the Definitive Agreement, e.g., organization, authority, enforceability, title, will survive the Closing Date for 12 months.

Break-Up Fee	If the Closing fails to occur on or before the Closing Date for any reason other than Buyer's intentional interference with the Closing, Seller will deliver to Buyer a break up fee equal to One Hundred and Fifty Thousand Dollars ($150,000) (the "Break-Up Fee"). Within seven (7) days of execution of this MOU, Seller shall deliver the Break Up Fee to the Law Office of Anthony F. Newton pursuant to a mutually agreeable Escrow Agreement.

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